Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact:	Albert W. Ondis	March 21, 2006
Joseph P. O’Connell
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Record Fourth Quarter and Annual Sales;

Directors Increase Regular Cash Dividend

West Warwick, RI, March 21, 2006 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $856,000, equal to $0.15 per diluted share, on record sales of $16,005,000 for the Fourth Quarter ended January 31, 2006. During the corresponding period of the previous year, the Company reported net income of $458,000, equal to $0.08 per diluted share, on sales of $14,497,000.

During the twelve-month period of the fiscal year, net income was $2,551,000, equal to $0.44 per diluted share, on sales of $59,301,000. Net income in the twelve-month period includes $361,000, equal to $0.06 per diluted share for a tax-related benefit related to the favorable resolution of certain income tax examinations reported in the Third Quarter. Excluding the tax related benefit, earnings were $2,190,000, or $0.38 per diluted share. For the corresponding period last year, the Company reported net income of $2,709,000, equal to $0.47 per diluted share, on sales of $55,974,000. Net income in the prior fiscal year includes $939,000, equal to $0.16 per diluted share, in tax benefits. The tax benefits stemmed from the release of the valuation allowance on the net deferred tax asset reported in the First Quarter of the prior fiscal year. Excluding the tax related benefit, earnings in the previous year were $1,770,000, or $0.31 per diluted share.

Commenting on the results, Albert W. Ondis, Chief Executive Officer stated: “It was an outstanding Fourth Quarter for Astro-Med as we reported record sales and new orders leading to strong earnings and cash flow. New orders reached $17,347,000 in the quarter, a 23% increase over the prior year as demand from our domestic and international customers rose more than 20% above the prior year. Sales were also strong, reaching $16,005,000, representing an increase of 10% over the prior year. All three product groups, Test & Measurement (T&M), QuickLabel® Systems (QLS) and Grass-Telefactor® (G-T) reported sales increases.

“We are also pleased with the Company’s results for the year, as new orders reached $61,928,000, a record for Astro-Med, representing a 10% increase over the previous year. We received a strong demand for all products. The Company’s sales of $59,301,000 reached a record level and all product groups experienced growth from the prior year. As a result of our sales growth and improved margins, Astro-Med had a 23% increase in operating income.

“Our balance sheet remains solid with a current ratio of 4.7 to 1, we retain $14,725,000 in cash and marketable securities and a 10.4% return on shareholders equity excluding cash and marketable securities. We remain optimistic that with a continuous flow of new products together with the continued expansion of marketing initiatives globally, we will realize our planned growth and profitability goals.”

As previously reported, on March 20, 2006, the Directors of Astro-Med declared an increase to the quarterly cash dividend from $0.04 per share to $0.05 per share payable on April 3, 2006 to shareholders of record on March 24, 2006.

The Fourth Quarter conference call will be held today, Tuesday, March 21, 2006 at 5:00 PM EST. It will be broadcast in real time on the Internet through the Investor Relations portion of our website at www.astro-medinc.com. We invite you to log on and listen, or access the broadcast any time for up to 5 days following the event.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

ASTRO-MED, INC.

Consolidated Statement of Operations

In Thousands Except for Per Share Data

	Three-Months Ended		Twelve-Months Ended
	January 31, 2006	January 31, 2005	January 31, 2006		January 31, 2005
Net Sales	$16,005	$14,497	$59,301		$55,974

Gross Profit	6,855	6,180	24,658		23,046
	42.8%	42.6%	41.6%		41.2%
Operating Expenses:
Selling, General & Administrative	4,489	4,416	17,460		16,430
Research & Development	1,111	1,054	4,043		4,047
	5,600	5,470	21,503		20,477

Operating Income	1,255	710	3,155		2,569
	7.8%	4.9%	5.3%		4.6%

Other, Net	31	2	247		197

Income Before Taxes	1,286	712	3,402		2,766

Income Tax Benefit (Provision)	(430)	(254)	(851)	(1)	(57)	(2)

Net Income	$856	$458	$2,551		$2,709

Net Income Per Share - Basic	$0.16	$0.09	$0.48	$0.51
Net Income Per Share - Diluted	$0.15	$0.08	$0.44	$0.47

Weighted Average Number of Common Shares - Basic	5,314	5,296	5,291	5,290
Weighted Average Number of Common Shares - Diluted	5,836	5,687	5,786	5,781

Dividends Declared Per Common Share	$0.05	$0.04	$0.17	$0.16

(1)	Includes $361,000 in tax benefits resulting from the favorable resolution of certain income tax examinations.
(2)	Includes $939,000 in tax benefits resulting from the release of the valuation allowance on the net deferred tax asset reported in the first quarter of FY 2005.

Selected Balance Sheet Data

In Thousands

	As of January 31, 2006	As of January 31, 2005
Cash & Marketable Securities	$14,725	$13,983

Current Assets	39,662	36,726

Total Assets	49,647	47,039

Current Liabilities	8,440	7,458

Shareholders’ Equity	$40,302	$38,408

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2005 annual report and its annual and quarterly filings with the Securities and Exchange Commission.